Exhibit 99.2

Jackson Acquisition Company II Announces Closing

of $230 Million Initial Public Offering

December 11, 2024, Eastern Standard Time

Alpharetta, Georgia--(BUSINESS WIRE)- Jackson Acquisition Company II (the “Company”) announced today the closing of its initial public offering of 23,000,000 units at $10.00 per unit. The offering size reflects the full exercise of the underwriter’s over-allotment option. The units began trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol “JACS.U” on December 10, 2024. Each unit consists of one Class A ordinary share and one right to receive one-tenth (1/10) of a Class A ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on the NYSE under the symbols “JACS” and “JACS.R,” respectively.

The Company, led by Chairman of the Board of Directors and Chief Executive Officer Richard L. Jackson, is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, the Company intends to concentrate its search on businesses with a focus on healthcare services, healthcare technology, or otherwise focused on the healthcare industry.

Roth Capital Partners acted as the sole manager for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on December 9, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Richard L. Jackson

Jackson Acquisition Company II

(678) 690-1079